Exhibit 99.1

GulfMark Offshore Announces

First Quarter 2015 Operating Results

HOUSTON, April 20, 2015—GulfMark Offshore, Inc. (NYSE:GLF) today announced its results of operations for the three-month period ended March 31, 2015. For the first quarter ended March 31, 2015, revenue was $89.1 million, and net loss was $5.1 million, or $0.21 per diluted share. Included in the quarterly results is one special item that totals $0.01 per diluted share. Quarterly loss before this special item was $0.20 per diluted share.

Quintin Kneen, President and CEO, commented, “As anticipated, we saw the cyclical downturn affect day rates and utilization across all of our regions during the first quarter. Fortunately, we also saw the benefits of cost reductions, and our results exceeded expectations. Overall, revenue approached the high end of our guidance, and direct operating expenses neared the low end of our guidance range. Reductions to salaries and adjustments to incentive compensation contributed to lower our general and administrative expenses to below the low end of our guidance range.

“At this point in the cycle, our primary focus is on improving operational efficiencies. We decreased total direct operating expenses by almost 12% from the prior quarter. Direct operating expenses are down almost 18% from its peak in the third quarter of 2014, and our objective is to reduce direct operating expenses by an additional 15% from its current level by the end of the third quarter. We have decreased ongoing general and administrative expenses by 27% over the same period. For the next quarter, we anticipate that general and administrative expenses will be approximately $12 million.

“While commodity prices have recently begun to recover, we continue to believe that the headwinds facing our industry are more about vessel oversupply than decreased demand. As such, we are working to adjust our cost structure to advance our competitive position in an oversupplied industry. We have cut our general and administrative expenses and direct operating expenses, and we will continue to implement profit-maximizing strategies throughout the business.

“It is still too early to predict the beginning of the next upturn. Looking forward, we expect revenue in the second quarter to be between $70 and $75 million. We expect fleet-wide utilization to be approximately 70% for the second quarter, and we expect our global average day rate for the second quarter to decrease by approximately 10% sequentially. Due to the quickly changing dynamics of the industry, we are only providing revenue guidance for the upcoming quarter.

“Importantly, we see opportunity in this industry downturn. By reducing our ongoing cost structure while increasing the variable nature of those costs, we believe that we will improve our profitability throughout the industry cycle. As this year progresses, we are rethinking procurement and labor strategies to help meet those goals. As new vessels continue to deliver into the global market, the fundamentals of our industry will become increasingly challenging. We are continuing to create and generate efficiencies that will improve our performance and meet these new challenges. We are confident that we are taking the steps necessary to enable us to profit from the upturn when it arrives.”

GulfMark Offshore, Inc.

Press Release

April 20, 2015

Consolidated First-Quarter Results

Consolidated revenue for the first quarter of 2015 was $89.1 million, compared with $116.1 million in the fourth quarter. Consolidated revenue fell due to a 14% sequential decrease in average day rate to $17,961 from $20,939 in the previous quarter, while utilization fell to 77% from 83% in the fourth quarter. Consolidated operating loss was $0.6 million. Excluding special items in both quarters, consolidated operating income sequentially declined to a loss of $0.2 million from income of $16.1 million in the fourth quarter, due to lower revenue offset by lower operating and general and administrative costs.

This quarter includes one special item for a total of $0.3 million net of tax ($0.01 per diluted share). It relates to severance and exit costs in the North Sea and Americas regions as a result of adjustments to the workforce.

Regional Results for the First Quarter

In the North Sea region, first-quarter revenue was $40.2 million, compared with $52.6 million in the fourth quarter. This is a decrease of $12.4 million, or 24%. The average day rate fell to $18,353 from $21,655 in the fourth quarter and utilization weakened by 3 percentage points during the same period. The lower day rate, utilization, and fewer vessel operating days, coupled with a stronger dollar, contributed to the decrease in revenue.

Revenue in the Southeast Asia region was $13.3 million, compared with $15.1 million in the fourth quarter. The change in revenue was due primarily to a decline in average day rate of 6%, to $13,880 from $14,827 in the fourth quarter, offset by a 2 percentage point utilization improvement.

First-quarter revenue for the Americas region was $35.6 million, compared with $48.4 million in the previous quarter. Average day rate decreased 15% from the prior quarter due to the softening in the market. Utilization decreased 12 percentage points to 67% from 79% in the fourth quarter due to a weaker-than-expected spot market and the effect of warm-stacking several vessels in the U.S. Gulf of Mexico. Our utilization in the Americas, exclusive of warm-stacked vessels, was 80% during the first quarter.

Consolidated Operating Expenses for the First Quarter

Direct operating expenses for the first quarter were $51.2 million, a decrease of $6.8 million, or 12%, from the fourth quarter. The decrease was due mainly to lower crew salaries due to warm-stacking in the Americas and cost-cutting measures implemented in the quarter. Drydock expense in the first quarter was $9.0 million, on the low end of our previous guidance. General and administrative expense was $11.0 million for the first quarter, about $1 million lower than the low end of our guided quarterly run rate. Tax benefit during the quarter was $4.2 million, within the guided range.

GulfMark Offshore, Inc.

Press Release

April 20, 2015

Liquidity and Capital Commitments

Cash provided by operating activities totaled $2.6 million in the first quarter. Cash on hand at March 31, 2015, was $59.8 million, and $60.0 million was drawn on the revolving credit facilities. Total debt at March 31, 2015, was $560.7 million, and debt net of cash was $500.9 million.

Net capital expenditures during the first quarter totaled $7.2 million, which included $1.5 million of payments on the construction of new vessels and $6.4 million for vessel enhancements and other capital expenditures, offset by proceeds from one vessel sale of $0.7 million. As of March 31, 2015, the Company had approximately $75.0 million of remaining capital commitments related to the construction of three vessels. Anticipated progress payments over the next two calendar years are as follows: $32.0 million in 2015 and $43.0 million in 2016. The Company expects to fund these commitments from cash on hand, cash generated by operations, and borrowings under the revolving credit facilities.

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern Time on Tuesday, April 21, 2015. To participate in the teleconference, investors in the U.S. should dial 1-888-317-6003 at least 10 minutes before the start time and when prompted, enter the conference passcode 1335944. Canada-based callers should dial 1-866-284-3684, and international callers outside of North America should dial 1-412-317-6061. The webcast of the conference call also can be accessed by visiting our website, www.gulfmark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:	Michael Newman
Investor Relations
Michael.Newman@GulfMark.com
E-mail:	(713) 963-9522

GulfMark Offshore, Inc.

Press Release

April 20, 2015

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

April 20, 2015

Operating Data (unaudited)	Three Months Ended
(dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2015	2014	2014

Revenue	$89,092	$116,118	$119,600
Direct operating expenses	51,225	57,991	56,299
Drydock expense	8,973	8,591	7,211
General and administrative expenses	10,964	15,815	14,489
Depreciation and amortization expense	18,488	18,607	18,357
Impairment charge	-	1,536	-
(Gain) loss on sale of assets	-	(7,162)	-
Operating Income (Loss)	(558)	20,740	23,244

Interest expense	(8,158)	(7,330)	(6,740)
Interest income	44	228	15
Foreign currency gain (loss) and other	(673)	(649)	936
Income (loss) before income taxes	(9,345)	12,989	17,455
Income tax benefit (provision)	4,219	(5,713)	(898)
Net Income (Loss)	$(5,126)	$7,276	$16,557

Diluted earnings (loss) per share	$(0.21)	$0.29	$0.63
Weighted average diluted common shares	24,603	25,230	26,359

Other Data
Revenue by Region (000's)
North Sea	$40,200	$52,595	$52,623
Southeast Asia	13,329	15,088	18,304
Americas	35,563	48,435	48,673
Total	$89,092	$116,118	$119,600

Average Day Rates
North Sea	$18,353	$21,655	$22,123
Southeast Asia	13,880	14,827	15,312
Americas	19,724	23,124	22,496
Total	$17,961	$20,939	$20,802

Overall Utilization
North Sea	83.1%	86.4%	90.4%
Southeast Asia	85.0%	82.8%	86.2%
Americas	67.4%	78.9%	86.4%
Total	76.9%	82.8%	88.0%

Average Owned Vessels
North Sea	29.2	30.6	29.1
Southeast Asia	13.0	13.6	16.0
Americas	29.9	29.0	28.0
Total	72.1	73.3	73.1

Drydock Days
North Sea	62	55	72
Southeast Asia	9	7	29
Americas	134	118	86
Total	205	180	187

Drydock Expenditures (000's)	$8,973	$8,591	$7,211

GulfMark Offshore, Inc.

Press Release

April 20, 2015

Summary Financial Data (unaudited)	As of, or Three Months Ended
(dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2015	2014	2014
Balance Sheet Data
Cash and cash equivalents	$59,847	$50,785	$25,705
Working capital	115,057	99,318	101,638
Vessels, equipment and other fixed assets, net	1,351,164	1,356,839	1,440,958
Construction in progress	88,300	127,722	139,334
Total assets	1,663,373	1,716,355	1,829,754
Long-term debt	560,700	544,732	551,760
Shareholders' equity	923,182	968,753	1,082,287

Cash Flow Data
Cash provided by operating activities	$2,558	$48,536	$17,649
Cash flow provided by (used in) investing activities	(7,220)	998	(96,117)
Cash flow provided by (used in) financing activities	15,116	(29,396)	43,509

Contract Cover	As of April 20, 2015		As of April 21, 2014
	2015	2016	2014	2015
Region:	Vessel Days	Vessel Days	Vessel Days	Vessel Days
North Sea	59%	27%	66%	31%
Southeast Asia	55%	19%	37%	2%
Americas	29%	10%	47%	19%
Overall Fleet	46%	18%	53%	20%

Reconciliation of Non-GAAP Measures: Three Months Ended March 31, 2015

(dollars in millions, except per share data)	Operating
	Income	Other	Tax	Net Income	Diluted
	(Loss)	Expense	Benefit	(Loss)	EPS
Before Special Items	$(0.2)	$(8.8)	$4.2	$(4.8)	$(0.20)
Severance and Exit Costs	0.3	-	-	0.3	0.01
U.S. GAAP	$(0.6)	$(8.8)	$4.2	$(5.1)	$(0.21)

Reconciliation of Non-GAAP Measures: Three Months Ended March 31, 2014

(dollars in millions, except per share data)	Operating	Other	Tax	Net	Diluted
	Income	Expense	Provision	Income	EPS
Before Special Items	$23.2	$(5.8)	$(0.9)	$16.6	$0.63
No Special Items	-	-	-	-	-
U.S. GAAP	$23.2	$(5.8)	$(0.9)	$16.6	$0.63

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of February 16, 2015	29	13	30	72
Newbuild Deliveries/Additions	-	-	-	-
Sales & Dispositions	-	-	-	-
Intercompany Relocations	-	-	-	-
Owned Vessels as of April 20, 2015	29	13	30	72
Managed Vessels	3	-	-	3
Total Fleet as of April 20, 2015	32	13	30	75